As filed with the Securities and Exchange Commission on May 25, 2007 Registration No. 333-57294
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________

Post-Effective Amendment No. 1 to
Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GULFMARK OFFSHORE, INC.
(Exact name of registrant as specified in its charter)
             Delaware                                             76-0526032
(State or other jurisdiction of            (I. R. S. Employer
incorporation or organization)           Identification No.)
10111 Richmond Avenue, Suite 340
Houston, Texas 77042
(Address of principal executive offices)

GULFMARK OFFSHORE, INC.
1997 INCENTIVE EQUITY PLAN
(Full title of the plan)

Edward A. Guthrie, Jr.
Executive Vice President, Finance
GulfMark Offshore, Inc.
10111 Richmond Avenue, Ste 340
Houston, Texas 77042
(713) 963-9522
(Name, address and telephone number of agent for service)

Copies to:

Strasburger & Price, L.L.P.
1401 McKinney St., Ste 2200
Houston, Texas 77010
(713) 951-5600
Attn: W. Garney Griggs, Esq.

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $.01 par value	1,300,000 shares	$53.325	$69,322,500	$2,128.20

(1)   Represents the maximum aggregate number of shares of common stock that can be awarded to or purchased by participants under the share incentive plan described herein. Pursuant to Rule 416, this registration statement shall be deemed to cover any additional securities offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)   Estimated solely for purposes of computing the amount of the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended, based on the average of the high and low prices for our common stock on the NASDAQ Global Select Market on May 22, 2007.

Explanatory Note

On March 20, 2001, we filed with the Securities and Exchange Commission (SEC) a Registration Statement No. 333-57294 on Form S-8, pertaining to our GulfMark Offshore, Inc. 1997 Equity Incentive Plan (as then amended by Amendment No. 1, the “1997 Plan”).

On February 27, 2002, our Board of Directors approved an Amendment No. 2 to the 1997 Plan increasing the number of shares reserved for issuance thereunder by 250,000 shares for an aggregate total of 600,000 shares, subject to adjustment, and approval by the stockholders, which approval was given on May 24, 2002. On May 28, 2002, we declared a two-for-one stock split in the form of a 100% stock dividend, with a record date of June 10, 2002. In accordance with Section 4.2(c)(i) of the 1997 Plan, the number of shares reserved for issuance pursuant to the 1997 Plan was increased to reflect the stock dividend, so that the aggregate number of shares available under the 1997 Plan was increased to 1,200,000 shares, as adjusted. On March 21, 2007, our Board of Directors approved Amendment No. 3 to the 1997 Plan, subject to approval by our stockholders, which approval was given on May 18, 2007, to, among other things, increase the number of shares reserved for issuance thereunder by 800,000 shares to an aggregate total of 2,000,000 shares, subject to adjustment.

In accordance with General Instruction E to Form S-8, the contents of the earlier Registration Statement are incorporated herein by reference except to the extent supplemented, amended or superseded by the information set forth herein. Only those Items on Form S-8 containing new information not contained in the earlier Registration Statement are presented herein.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We incorporate herein by reference the following documents filed with the Securities and Exchange Commission, or SEC, pursuant to the Securities Exchange Act of 1934, as amended, or Exchange Act (excluding such documents or portions thereof that are not deemed “filed” under the Exchange Act and applicable SEC rules and regulations):

(a)	Description of our common stock, par value $0.01 per share, contained in our registration statement on Form 8-A, filed April 29, 1997;

(b)	Annual Report on Form 10-K of the Registrant for the fiscal year ended December 31, 2006, filed March 1, 2007;

(c)	Quarterly report on Form 10-Q, for the quarter ended March 31, 2007, filed May 1, 2007;

(d)
Current reports on Form 8-K, filed January 29, 2007, January 30, 2007, February 26, 2007, March 22, 2007, March 22, 2007, March 23, 2007, April 24, 2007, April 25, 2007, April 30, 2007, May 4, 2007, May 11, 2007, and May 22, 2007, and on Form 8-K/A filed March 22, 2007; and

(e)
All documents subsequently filed with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold.

Statement in subsequently filed incorporated documents or in any accompanying prospectus supplement will modify and supersede the statement contained in this registration statement and become a part hereof from the date of the filing of those documents.

Item 6. Indemnification of Directors and Officers.

General

Our certificate of incorporation, as amended, provides that we must indemnify our directors, officers and certain other individuals to the full extent permitted by the Delaware General Corporation Law or other applicable laws. We are permitted to enter into agreements with any such person to provide indemnification greater or different than that provided in our certificate of incorporation, as amended, or the Delaware General Corporation Law.

Our certificate of incorporation, as amended, limits the personal liability of our directors to us or our stockholders to the full extent permitted by Delaware General Corporation Law or other applicable laws. The Delaware General Corporation Law currently permits directors to be protected from monetary damages for breach of their fiduciary duty of care. This limitation has no effect on claims arising under the federal securities laws.

Indemnification and Insurance

Delaware corporations may indemnify their directors and officers, as well as other employees and agents, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation such as a derivative action) if the individuals acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care applies to actions by or in the right of the corporation, except that indemnification extends only to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action, and Delaware law requires court approval before any indemnification where the person seeking indemnification has been found liable to the corporation.

Our certificate of incorporation, as amended, provides that we shall indemnify, to the full extent permitted by the Delaware General Corporation Law or any other applicable law, each of our current and former directors, officers, employees and certain agents, and each person who, at the request of the board of directors or an officer, serves or served as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise. Significant payments by us in settlement of a claim or in satisfaction of a judgment against any of our officers, directors or other indemnified individuals, as required by these provisions and if permitted by Delaware law, could materially reduce our assets.

We are not aware of any threatened litigation or proceeding which may result in a claim for indemnification, and there is no pending litigation or proceeding involving any of our directors or officers in which indemnification would be required or permitted by our certificate of incorporation, as amended, or Delaware law.

Elimination of Liability in Certain Circumstances

Our certificate of incorporation, as amended, protects our directors against monetary damages for breach of the duty of care to the full extent permitted by the Delaware General Corporation Law. These provisions do not eliminate the directors' duty of care. Under these provisions, neither we nor our stockholders may assert a claim for money damages against a director for certain breaches of fiduciary duty, including claims in connection with possible takeover proposals. In appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief are available under Delaware law. These provisions also do not affect the directors' responsibilities under any other laws, such as the federal securities laws and state and federal environmental laws. The provisions of the Delaware General Corporation Law apply to our officers only if they are directors and are acting in their capacity as directors, and do not apply to officers who are not directors.

Directors will remain subject to liability for the following:

•	breach of a director's duty of loyalty to us and our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	transactions from which a director derives improper personal benefit; and

•	unlawful dividends or unlawful stock repurchases or redemptions.

Item 8. Exhibits.

Exhibit No.
Description

4.1	Certificate of Incorporation, dated December 4, 1996 (incorporated by reference to Exhibit 3.1 to our quarterly report on Form 10-Q for the quarter ended September 30, 2002).

4.2	Certificate of Amendment of Certificate of Incorporation, dated March 6, 1997 (incorporated by reference to Exhibit 3.2 to our quarterly report on Form 10-Q for the quarter ended September 30, 2002).

4.3	Certificate of Amendment of Certificate of Incorporation, dated May 24, 2002 (incorporated by reference to Exhibit 3.3 to our quarterly report on Form 10-Q for the quarter ended September 30, 2002).

4.4	Bylaws, dated December 5, 1996 (incorporated by reference to Exhibit 3.3 to our Registration Statement on Form S-4, Registration No. 333-24141 filed on March 28, 1997).

4.5
Specimen Certificate for GulfMark Offshore, Inc. Common Stock, $0.01 par value (incorporated by reference to Exhibit 4.2 to our Registration Statement on Form S-1, Registration No. 333-31139 filed on July 11, 1997.

4.6
Indenture, dated July 21, 2004, among GulfMark Offshore, Inc., as Issuer, and U.S. Bank National Association, as Trustee, including a form of the Company’s 7.75% Senior Notes due 2014 (incorporated by reference to Exhibit 4.4 to our quarterly report on Form 10-Q for the quarter ended September 30, 2004).

4.7
Registration Rights Agreement, dated July 21, 2004, among GulfMark Offshore, Inc. and the initial purchasers (incorporated by reference to Exhibit 4.5 to our quarterly report on Form 10-Q for the quarter ended September 30, 2004).

4.8.1	GulfMark Offshore, Inc. 1997 Incentive Equity Plan (incorporated by reference to Exhibit 10.16 of our annual report on Form 10-K for the year ended December 31, 1998).

4.8.2
Amendment No. 1 to the GulfMark Offshore, Inc. 1997 Incentive Equity Plan (incorporated by reference to Exhibit 4.4.2 to our Registration Statement on Form S-8, Registration No. 333-57294 filed on March 20, 2001).

*4.8.3	Amendment No. 2 to the GulfMark Offshore, Inc. 1997 Incentive Equity Plan.

*4.8.4	Amendment No. 3 to the GulfMark Offshore, Inc. 1997 Incentive Equity Plan.

*5.1	Opinion of Strasburger & Price, L.L.P.

*23.1	Consent of UHY LLP.

*23.2	Consent of Ernst & Young LLP.

*23.3	Consent of Strasburger & Price, L.L.P. (contained in opinion filed as Exhibit 5.1).

*24.1	Power of Attorney (included on the signature page of this registration statement).

*Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, GulfMark certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 25, 2007.

GulfMark Offshore, Inc.

By:	/s/ Edward A. Guthrie
Executive Vice President, Finance (Principal Financial Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bruce A. Streeter and Edward A. Guthrie, Jr., and each of them severally, his or her true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his or her name, place and stead, in any and all capacities, any or all amendments (including pre-effective and post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority, to do and perform in the name and on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ Bruce A. Streeter	President, Chief Operating Officer and Director (Principal Executive Officer)	May 25, 2007
Bruce A. Streeter

/s/ Edward A. Guthrie, Jr.	Executive Vice President-Finance, Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer)	May 25, 2007
Edward A. Guthrie, Jr.

/s/ Carla Mashinski	Controller and Assistant Secretary (Principal Accounting Officer)	May 25, 2007
Carla Mashinski

/s/ Peter I. Bijur	Director	May 25, 2007
Peter I. Bijur

/s/ David J. Butters	Director	May 25, 2007
David J. Butters

/s/ Marshall A. Crowe	Director	May 25, 2007
Marshall A. Crowe

/s/ Louis S. Gimbel, 3rd	Director	May 25, 2007
Louis S. Gimbel, 3rd

/s/ Sheldon S. Gordon	Director	May 25, 2007
Sheldon S. Gordon

/s/ Robert B. Millard	Director	May 25, 2007
Robert B. Millard

/s/ Robert O’Connell	Director	May 25, 2007
Robert O’Connell

/s/ Rex C. Ross	Director	May 25, 2007
Rex C. Ross

INDEX OF EXHIBITS
Exhibit No.
Description

4.1	Certificate of Incorporation, dated December 4, 1996 (incorporated by reference to Exhibit 3.1 to our quarterly report on Form 10-Q for the quarter ended September 30, 2002).

4.2	Certificate of Amendment of Certificate of Incorporation, dated March 6, 1997 (incorporated by reference to Exhibit 3.2 to our quarterly report on Form 10-Q for the quarter ended September 30, 2002).

4.3	Certificate of Amendment of Certificate of Incorporation, dated May 24, 2002 (incorporated by reference to Exhibit 3.3 to our quarterly report on Form 10-Q for the quarter ended September 30, 2002).

4.4	Bylaws, dated December 5, 1996 (incorporated by reference to Exhibit 3.3 to our Registration Statement on Form S-4, Registration No. 333-24141 filed on March 28, 1997).

4.5
Specimen Certificate for GulfMark Offshore, Inc. Common Stock, $0.01 par value (incorporated by reference to Exhibit 4.2 to our Registration Statement on Form S-1, Registration No. 333-31139 filed on July 11, 1997.

4.6
Indenture, dated July 21, 2004, among GulfMark Offshore, Inc., as Issuer, and U.S. Bank National Association, as Trustee, including a form of the Company’s 7.75% Senior Notes due 2014 (incorporated by reference to Exhibit 4.4 to our quarterly report on Form 10-Q for the quarter ended September 30, 2004).

4.7
Registration Rights Agreement, dated July 21, 2004, among GulfMark Offshore, Inc. and the initial purchasers (incorporated by reference to Exhibit 4.5 to our quarterly report on Form 10-Q for the quarter ended September 30, 2004).

4.8.1	GulfMark Offshore, Inc. 1997 Incentive Equity Plan (incorporated by reference to Exhibit 10.16 of our annual report on Form 10-K for the year ended December 31, 1998).

4.8.2
Amendment No. 1 to the GulfMark Offshore, Inc. 1997 Incentive Equity Plan (incorporated by reference to Exhibit 4.4.2 to our Registration Statement on Form S-8, Registration No. 333-57294 filed on March 20, 2001).

*4.8.3	Amendment No. 2 to the GulfMark Offshore, Inc. 1997 Incentive Equity Plan.

*4.8.4	Amendment No. 3 to the GulfMark Offshore, Inc. 1997 Incentive Equity Plan.

*5.1	Opinion of Strasburger & Price, L.L.P.

*23.1	Consent of UHY LLP.

*23.2	Consent of Ernst & Young LLP.

*23.3	Consent of Strasburger & Price, L.L.P. (contained in opinion filed as Exhibit 5.1).

*24.1	Power of Attorney (included on the signature page of this registration statement).

*Filed herewith